[SE FINANCIAL CORP. LETTERHEAD]

                                                 For Release on January 23, 2006
                                                   For More Information Contact:
                                                Pamela M. Cyr, President and CEO
                                                                  (215) 468-1700

           SE FINANCIAL CORP. ANNOUNCES COMPLETION OF STOCK REPURCHASE

         PHILADELPHIA, PA (OTC BB "SEFL")--January 23, 2006- Pamela M. Cyr, President and CEO of SE Financial Corp., holding company for St. Edmond's Federal Savings Bank, today announced that the Company completed the repurchase of a total of 300,000 shares of common stock at an average price per share of $14.185, excluding brokerage commissions. This completes the Company's repurchase of shares under its stock repurchase program announced on January 17, 2006 as well as shares that were remaining to be repurchased under the Company's stock repurchase program announced on July 29, 2005. Following the completion of these repurchase programs, the Company currently has 2,286,375 shares of common stock issued and outstanding, including shares held by the Company in its Stock Compensation Trust.

         St. Edmond's Federal Savings Bank is a federally- chartered stock savings bank which conducts business from its main office in Philadelphia, Pennsylvania, a branch office in Roxborough, Pennsylvania, and a branch office in Sewell, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by SE Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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